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                        FIRSTLINK COMMUNICATIONS, INC.

                      Consent of Independent Accountants

                            Dated March 31, 1998



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When the transaction referred to in note 2(e) of the notes to the financial statements has been consummated, we will be in a position to render the following consent.



                              KPMG PEAT MARWICK LLP




                      CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
FirstLink Communications, Inc.


We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the Prospectus.

Our report dated January 21, 1998, except as to note 9 which is as of March 18, 1998 and note 2(e) which is as of ________, 1998, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, which raise substantial doubt about its ability to continue as going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.



Portland, Oregon
March 31, 1998